As filed with the Securities and Exchange Commission on July 23, 2007
Registration No. 333-4620

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOMANETICS CORPORATION
(Exact name of registrant as specified in its charter)

Michigan	38-2394784

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1653 East Maple Road, Troy, Michigan	48083-4208

(Address of Principal Executive Offices)	(Zip Code)
STOCK OPTION AGREEMENTS, DATED DECEMBER 22, 1995
STOCK OPTION AGREEMENT, DATED JANUARY 5, 1996

(Full title of the plans)
Bruce J. Barrett, President
Somanetics Corporation
1653 East Maple Road
Troy, Michigan 48083-4208

(Name and address of agent for service)
(248) 689-3050

(Telephone number, including area code, of agent for service)
Calculation of Registration Fee

		Proposed	Proposed
Title of securities	Amount to be	maximum offering	maximum aggregate	Amount of
to be registered	registered	price per share	offering price	registration fee
Common Shares (1) (2)	24,311 shares	$ 5.00 (3)	$121,555.00
Common Shares	21,500 shares	$13.125 (3)	$282,187.50
Common Shares	40,800 shares	$ 5.625 (3)	$229,500.00
Total	86,611 shares		$633,242.50	$261.42 (4)

(1)	$0.01 par value per share.

(2)	Reflects the 1-for-10 reverse stock split effective April 10, 1997 and the deregistration of 4,667 (post-reverse split) Common Shares previously subject to the July 20, 1995 Stock Option Agreements and 8,429 (post-reverse-split) Common Shares previously subject to the December 22, 1995 Stock Option Agreements, all of which shares are no longer issuable after the expiration of the related Stock Option Agreements, partially unexercised.

(3)	Calculated pursuant to Rule 457(h) solely for the purpose of computing the registration fee and based on the exercise price of the options.

(4)	The registration fee was paid upon the filing of the original registration statement

Page 1 of 3 Pages

     This Post-Effective Amendment No. 1 is being filed (1) to reflect the effect of the 1-for-10 reverse stock split effective April 10, 1997 on the shares registered, (2) to deregister 4,667 (post-reverse-split) Common Shares previously subject to the July 20, 1995 Stock Option Agreements and 8,429 (post-reverse-split) Common Shares previously subject to the December 22, 1995 Stock Option Agreements, all of which shares are no longer issuable after the expiration of the related Stock Option Agreements, partially unexercised, and (3) to disclose the completion of the offering of the remaining shares.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment no. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on July 23, 2007.

SOMANETICS CORPORATION
By:	/s/ BRUCE J. BARRETT
Bruce J. Barrett,
Its: President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ BRUCE J. BARRETT	President and Chief Executive Officer	July 23, 2007

Bruce J. Barrett	and a Director (Principal Executive Officer)

/s/ WILLIAM M. IACONA	Vice President and Chief Financial Officer,	July 23, 2007

William M. Iacona	Controller, and Treasurer (Principal Financial
Officer and Principal Accounting Officer)

/s/ JAMES I. AUSMAN	Director	July 23, 2007

James I. Ausman, M.D., Ph.D.

/s/ DANIEL S. FOLLIS	Director	July 23, 2007

Daniel S. Follis

/s/ ROBERT R. HENRY	Director	July 23, 2007

Robert R. Henry

/s/ RICHARD R. SORENSEN	Director	July 23, 2007

Richard R. Sorensen

/s/ JOHN P. JUMPER	Director	July 23, 2007

John P. Jumper

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